Madsen & Associates CAP’s, Inc.
684 EAST VINE STREET #3
MURRAY, UTAH 84107
TELEPHONE (801) 268-2632
FAX (801) 262-3978

TED A. MADSEN, CPA	MEMBER: AMERICAN INSTITUTE OF
CERTIFIED PUBLIC ACCOUNTANTS
UTAH ASSOCIATION OF
CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

To the Board of Directors and Shareholders
Kushi Resources, Inc.

We hereby consent to the inclusion in this SB-2 Registration Statement of Kushi Resources, Inc. of our report dated July 2, 2007, relating to the financial statements of Kushi Resources, Inc. as of February 28, 2007 and for the period from the date of inception (October 3, 2005) to February 28, 2007 and 2006, and to the use of our name as it appears under the caption “Experts”.

/s/ Madsen & Associates CPA’s, Inc.
Madsen & Associates CPA’s, Inc.
December 17, 2007